As filed with the Securities and Exchange Commission on April 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quanta, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7373	81-2749032
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3606 W. Magnolia Blvd.

Burbank, CA 91505

(818) 940-1617

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Eric Rice

Chief Executive Officer

3606 W. Magnolia Blvd.

Burbank, CA 91505

(818) 940-1617

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. David Mannheim

Andrew C. Nielsen

Nelson Mullins Riley & Scarborough LLP

GlenLake One

4140 Parklake Avenue, Suite 200

Raleigh, NC 27612

(919) 329-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]
Accelerated filer	[ ]
Non-accelerated filer	[ ]
Smaller reporting company	[X]
Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares of Common Stock to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common stock, par value $0.001 per share, offered by Oscaleta Partners LLC	11,000,000	$0.11	$1,210,000	$157.06

(1)	Represents a portion of the number of shares of common stock of the Registrant that we may put (“Put Shares”) to Oscaleta Partners LLC (“Oscaleta”) pursuant to an equity purchase agreement, dated April 9, 2020, by and between the Company and Oscaleta (the “Purchase Agreement”). The Purchase Agreement permits the Registrant to “put” up to $10,000,000 of its common stock to Oscaleta. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions. In the event that the provisions of the Purchase Agreement require the Registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the Registrant will amend this registration statement or file a new registration statement to register those additional shares.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s common stock on the OTC Markets on April 8, 2020. The shares offered hereunder may be sold by the Reselling Stockholder from time to time at fixed prices until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	The fee is calculated by multiplying the aggregate offering amount by 0.0001298, pursuant to Section 6(b) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 10, 2020

Quanta, Inc.

11,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 11,000,000 shares of our common stock, par value $0.001 per share (the “Put Shares”), by Oscaleta Partners, LLC (“Oscaleta” or the “Reselling Stockholder”), which are Put Shares that we have the right, but not the obligation, to put to Oscaleta pursuant to the Purchase Agreement and a Registration Rights Agreement, dated April 9, 2020, by and between the Company and Oscaleta (the “Registration Rights Agreement”).

The Purchase Agreement with the Reselling Stockholder provides that it is committed to purchase up to $10 million of our common stock, unless such purchase would cause the Reselling Stockholder to own more than 9.99% of our outstanding common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement. If issued presently, the Put Shares included in this prospectus represent approximately 19.9% of our issued and outstanding shares of common stock as of April 3, 2020. All of the Put Shares, when sold, shall be sold by the Reselling Stockholder.

The Put Shares included in this prospectus represent only a portion of the shares issuable to the Reselling Stockholder under the Equity Purchase Agreement. If it is necessary to register additional Put Shares, we would evaluate a subsequent registration statement based upon the then current closing price and the total issued and outstanding shares at that time.

The Reselling Stockholder will sell all or a portion of the shares being offered pursuant to this prospectus at a fixed price of $0.11 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

The Reselling Stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Purchase Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate 24 months after the registration statement to which this prospectus is made a part is declared effective by the SEC. We will bear all costs associated with this registration.

We will not receive any proceeds from the sale of the shares of our common stock by the Reselling Stockholder. However, the Reselling Stockholder will pay us 85% of the average of the four lowest closing prices of our common stock during the ten trading days immediately following the clearing date associated with the applicable put notice.

Any broker-dealers or agents that are involved in selling the shares may also be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Reselling Stockholder.

Our common stock is quoted on the OTC Markets under the symbol “QNTA.” On April 8, 2020, the reported closing price of our common stock was $0.11 per share. Prior to this offering, there has been a very limited market for our securities. While our common stock is quoted on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

Neither we nor the Reselling Stockholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and, as such, have elected to comply with certain reduced public disclosure requirements for this prospectus and future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________ __, 2020

You should rely only on the information contained in this prospectus and in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor the underwriter has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the underwriter is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we, nor any of our officers, directors, agents or representatives or the underwriter, makes any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

i

PROSPECTUS SUMMARY

This summary highlights information about this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, especially the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included herein, including the notes thereto, before making an investment decision. References in this prospectus to “we,” “us,” “our,” “the company” and the “Company” refer to Quanta, Inc. and, where appropriate, its subsidiaries, unless expressly indicated or the context otherwise requires.

Business Overview

We are an applied science company founded in 2016, focusing on increasing energy levels in plant matter to increase performance within the human body. Our proprietary technology uses quantum mechanics to increase bio-activity of targeted molecules to enhance the desired effects. We specialize in potentiating rare naturally occurring elements to create impactful and sustainable healing solutions that we believe will one day be as powerful and predictable as pharmaceutical drugs. We offer our technology as a platform, making it accessible to existing high-quality product makers with existing distribution channels, as well as consumer products. Our mission is to power as many impactful, high-performing and wholly organic solutions as possible through product lines and a series of licensing and distribution partnerships.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section titled “Risk Factors.” These risks include, but are not limited to, the following:

●	We have incurred operating losses since we began operations and may not be profitable in the future. We will require additional financing to support our on-going operations;

●	The Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2019 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern;

●	We will likely incur significant costs and obligations in relation to our on-going and anticipated business operations;

●	We are reliant on key employees in the management of our business and loss of their services could materially adversely affect our business;

●	Our business is heavily regulated which could have a material adverse effect on our results of operations and financial condition;

●	We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods;

●	Our directors and officers control a large portion of our Common Stock;

●	Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions;

●	Our stock price may be volatile and you may not be able to sell your shares for more than what you paid; and

●	The other factors described in “Risk Factors.”

Corporate Information

Our principal executive offices are located at 3606 W. Magnolia Blvd, Burbank, California 91505, and our telephone number is (818) 659-8052.

1

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise generally applicable to public companies. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity. For example, so long as we are an emerging growth company:

●	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

●	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced disclosure and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, or such earlier time that we are no longer an emerging growth company. For example, if certain events occur before the end of such five-year period, including if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company.

As mentioned above, the JOBS Act permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected not to opt out of the extended transition period which means that when an accounting standard is issued or revised, and it has different application dates for public or private companies, as an emerging growth company, we can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible because of the potential differences in accounting standards used to compare our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period.

2

The Offering

Common stock outstanding prior to this offering(1)	55,322,712 shares of common stock

Common stock offered by the Reselling Stockholder(1)	Up to 11,000,000 Put Shares of common stock issued to the Reselling Stockholder under the terms of the Purchase Agreement

Common stock to be outstanding immediately after this offering(1)	66,322,712 shares of common stock

Offering price per share	The Reselling Stockholder will sell all or a portion of the shares being offered pursuant to this prospectus at a fixed price of $0.11 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the Reselling Stockholder. However, we will receive proceeds from our initial sale of shares pursuant to the Purchase Agreement. The proceeds from the initial sale of shares will be used for general corporate and working capital purposes.

Terms of this offering	The Reselling Stockholder, including its transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on the OTC or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at a fixed price of $0.11 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at market prices prevailing at the time of sale, at varying prices, at varying prices or at negotiated prices.

Risk factors	Investing in our common stock involves a high degree of risk, and the purchasers of our common stock may lose all or part of their investment. Before deciding to invest in our securities, please carefully read the section entitled “Risk Factors” beginning on page 4 and the other information in this prospectus.

OTC Markets trading symbol	Our common stock is quoted on the OTC under the symbol “QNTA.”

(1)	The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 55,322,712 shares outstanding as of April 3, 2020 and assumes that we issue a total of 11,000,000 Put Shares included in this prospectus.

3

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. In assessing the risks below, you should also refer to the other information contained in this prospectus, including the financial statements and the related notes, before deciding to purchase any of our securities.

Risks Related to the Business

We will require additional financing to support our on-going operations.

We will require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. A number of factors could cause us to incur higher borrowing costs and experience greater difficulty accessing public and private markets for debt. These factors include disruptions or declines in the global capital markets and/or a decline in our financial performance, outlook, or credit ratings. There can be no assurance that additional financing will be available to us when needed or on terms which are acceptable. Our inability to raise financing to fund on-going operations, capital expenditures or acquisitions may adversely affect our ability to fund our operations, meet contractual commitments, make future investments or desirable acquisitions, or respond to competitive challenges and may have a material adverse effect upon our business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Stock. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

We have yet to establish any history of profitable operations. For the year ended December 31, 2019, the Company incurred a net loss of $5,787,364 and used cash in operating activities of $2,221,320, and at December 31, 2019, the Company had a had a working capital deficiency of $113,909. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2019 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities and future reports on our financial statements may also include an explanatory paragraph with respect to our ability to continue as a going concern.

4

At December 31, 2019, the Company had cash on hand in the amount of $433,143. Subsequent to December 31, 2019 the Company received $153,000 from the issuance of a convertible note payable and $30,000 for subscriptions to purchase shares of common stock. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

We have identified material weaknesses in our disclosure controls and procedures and internal control over financial reporting.

Maintaining effective internal control over financial reporting and effective disclosure controls and procedures are necessary for us to produce reliable financial statements. We have evaluated our internal control over financial reporting and our disclosure controls and procedures and concluded that they were not effective as of December 31, 2019. See “Item 9A – Controls and Procedures” of our Annual Report on Form 10-K/A for the year ended December 31, 2019 filed with the Securities and Exchange Commission on April 10, 2019.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses we identified are (i) We do not have written documentation of our internal control policies and procedures, including written policies and procedures to ensure the correct application of accounting and financial reporting with respect to the current requirements of U.S. GAAP and SEC disclosure requirements; and (ii) The Company did not maintain effective policies to ensure adequate segregation of duties within its accounting processes. Specifically, due to the size of the Company and the smaller nature of department teams, opportunities are limited to segregate duties, resulting in inabilities to soundly manage segregation of job responsibilities.

5

The Company is committed to remediating its material weaknesses as promptly as possible. Implementation of the Company’s remediation plans has commenced and is being overseen by the board. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Even effective internal control can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Any failure to remediate the material weaknesses, or the development of new material weaknesses in our internal control over financial reporting, could result in material misstatements in our financial statements, which in turn could have a material adverse effect on our financial condition and the trading price of our common stock and we could fail to meet our financial reporting obligations. We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

If not remediated, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our common stock.

The recent global coronavirus outbreak could harm our business and results of operations.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, have adversely affected workforces, customers, economies, and financial markets globally, likely leading to an economic downturn. It has also disrupted the normal operations of many businesses. This outbreak could decrease spending, adversely affect demand for our product and harm our business and results of operations. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business or results of operations at this time.

We may experience difficulties in generating profits.

We may experience difficulties in our development process, such as capacity constraints, quality control problems or other disruptions, which would make it more difficult to generate profits. Our failure to achieve a low-cost structure through economies of scale or improvements in manufacturing processes and design could have a material adverse effect on our business, prospects, results of operations and financial condition.

We will likely incur significant costs and obligations in relation to our on-going and anticipated business operations.

We expect to incur significant on-going costs and obligations related to our investment in infrastructure and growth and for regulatory compliance, which could have a material adverse impact on our results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

6

We are reliant on key employees in the management of our business and loss of their services could materially adversely affect our business.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on our business, operating results, financial condition or prospects.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations also may make it more difficult and expensive for us to obtain director and officer liability insurance and we may at times be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Thus, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our business is heavily regulated which could have a material adverse effect on our results of operations and financial condition.

The business and activities of the company are heavily regulated in all jurisdictions where it carries on business. Our operations are subject to various laws, regulations and guidelines by governmental authorities, relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of marijuana and cannabis oil, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over the activities of the company, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of our products. Similarly, we cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the company.

7

We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business, the suspension or expulsion from a particular market or jurisdiction or of our key personnel, and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

Our industry is subject to intense competition.

There is potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the company. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the company. If we are unable to compete effectively, it could decrease our customer traffic, sales and profit margins, which could adversely affect our business, financial condition, and results of operations.

Because of the early stage of the industry in which we operate, we expect to face additional competition from new entrants. To become and remain competitive, we will require research and development, marketing, sales and support. We may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition, results of operations or prospects of the company.

We have a limited operating history.

The Company and its subsidiaries have varying and limited operating histories, which can make it difficult for investors to evaluate our operations and prospects and may increase the risks associated with investment into the company.

8

We are reliant on key inputs and changes in their costs could negatively impact our profitability.

The manufacturing business is dependent on a number of key inputs and their related costs including raw materials and supplies related to product development and manufacturing operations. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the company.

We are subject to environmental regulations.

Our operations are subject to environmental regulation in the various jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage due to our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

The market for our products is difficult to forecast and our forecasts may not be accurate which could negatively impact our results of operations.

We must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for our products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the company.

9

We are subject to certain risks regarding the management of our growth.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. The ability of the company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the company to deal with this growth may have a material adverse effect on our business, financial condition, results of operations or prospects.

We may experience difficulties in maintaining adequate internal controls.

Our officers and directors lack experience in and with the reporting and disclosure obligations of publicly-traded companies. Such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Effective internal controls are necessary for the company to provide reliable financial reports and to help prevent fraud. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause it to fail to meet its reporting obligations. If the company or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our Consolidated Financial Statements and materially adversely affect the trading price of our Common Stock. In addition, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our officers’ and directors’ lack of experience with publicly-traded companies and their reporting requirements in general.

We are subject to product liability regarding our products, which could result in costly litigation and settlements.

As a distributor of products designed to be ingested by humans, the company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against the company could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition of the company. Although we have secured product liability insurance, and strictly enforce a quality standard within the operations, there can be no assurances that we will be able to maintain our product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This scenario could prevent or inhibit the commercialization of our potential products. To date, there have been no product related issues.

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We may have uninsured or uninsurable risk.

We may be subject to liability for risks against which we cannot insure or against which we may elect not to insure due to the high cost of insurance premiums or other factors. The payment of any such liabilities would reduce the funds available for our normal business activities. Payment of liabilities for which the company does not carry insurance may have a material adverse effect on our financial position and operations.

Certain remedies shareholders may seek against our officers and directors may be limited and such officers and directors may be entitled to indemnification by the company.

Our governing documents provide that the liability of our board of directors and officers is eliminated to the fullest extent allowed under the laws of the State of Nevada. Thus, the company and the shareholders of the company may be prevented from recovering damages for alleged errors or omissions made by the members of our board of directors and officers. Our governing documents also provide that the company will, to the fullest extent permitted by law, indemnify members of our board of directors and officers for certain liabilities incurred by them by virtue of their acts on behalf of the company.

Breaches in our security, cyber-attacks or other cyber-risks could expose us to significant liability and cause our business and reputation to suffer.

Our operations involve transmission and processing of our customers’ confidential, proprietary and sensitive information. We have legal and contractual obligations to protect the confidentiality and appropriate use of customer data. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks as a result of third party action, employee error or misconduct. Security risks, including, but not limited to, unauthorized use or disclosure of customer data, theft of proprietary information, loss or corruption of customer data and computer hacking attacks or other cyber-attacks, could expose us to substantial litigation expenses and damages, indemnity and other contractual obligations, government fines and penalties, mitigation expenses and other liabilities. We are continuously working to improve our information technology systems, together with creating security boundaries around our critical and sensitive assets. We provide advance security awareness training to our employees and contractors that focuses on various aspects of the cyber security world. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures and our products could be harmed, we could lose potential sales and existing customers, our ability to operate our business could be impaired, and we may incur significant liabilities.

Risks related to this Offering and the Ownership of our Common Stock

Our directors and officers control a large portion of our Common Stock.

The officers and directors of the company currently own a significant portion of the issued and outstanding shares of Common Stock. Our shareholders nominate and elect our board of directors, which generally has the ability to control the acquisition or disposition of our assets, and the future issuance of our Common Stock or other securities. Accordingly, for any matters with respect to which a majority vote of our Common Stock may be required by law, our directors and officers may have the ability to control such matters. Because the directors and officers control a substantial portion of such Common Stock, investors may find it difficult or impossible to replace our directors if they disagree with the way our business is being operated.

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Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Exchange Act, it will be more difficult for investors to liquidate their investment. The SEC defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The shares of Common Stock are covered by the penny stock rules pursuant to Rule 15g-9 under the Exchange Act, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the securities of the company that are captured by the penny stock rules. Consequently, the penny stock rules may affect the ability of broker-dealers to trade our securities. Management believes that the penny stock rules could discourage investor interest in and limit the marketability of our Common Stock.

Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, the U.S. Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending an investment to a customer. Prior to recommending speculative, low priced securities to non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Pursuant to the interpretation of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend our Common Stock to customers which may limit an investor’s ability to buy and sell our Common Stock, have an adverse effect on the market for our Common Stock, and thereby negatively impact the price of our Common Stock.

Our Common Stock is subject to liquidity risks.

Our Common Stock trades on the OTCQB in the United States. The OTCQB is an inter-dealer, over-the-counter market that provides significantly less liquidity than other national or regional exchanges. Securities traded on the OTCQB are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB. Quotes for stocks listed on the OTCQB are not listed in newspapers. Therefore, prices for securities traded solely on the OTCQB may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

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We cannot predict at what prices our Common Stock will trade and there can be no assurance that an active trading market will develop or be sustained. Commencing in January 2019, our Common Stock began trading on the CSE. Because our Common Stock has traded for a very short period of time on the CSE, we have not developed any meaningful liquidity on this exchange and we cannot guaranty that we will do so in the future. There is a significant liquidity risk associated with an investment in the company.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could cause our stock price to fall.

If our existing stockholders, including Oscaleta, sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the contractual restrictions on resale of such common stock lapse, or after those shares become registered for resale pursuant to an effective registration statement, the trading price of our common stock could decline. As of April 3, 2020, a total of 55,322,712 shares of our common stock were outstanding. Of those shares, only 42,080,494 are currently without restriction, in the public market. Upon the effectiveness of this or any other registration statement we could elect to file with respect to any outstanding shares of common stock, any sales of those shares or any perception in the market that such sales may occur could cause the trading price of our common stock to decline.

The shares of our Common Stock we may issue in the future and the options we may issue in the future may have an adverse effect on the market price of our Common Stock and cause dilution to investors.

We may issue shares of Common Stock and warrants to purchase Common Stock pursuant to private offerings and we may issue options to purchase Common Stock to our executive officers pursuant to their employment agreements. The sale, or even the possibility of sale, of shares pursuant to a separate offering or to executive officers could have an adverse effect on the market price of our Common Stock or on our ability to obtain future financing.

Our stock price may be volatile and you may not be able to sell your shares for more than what you paid.

Our stock price may be subject to significant volatility, and you may not be able to sell shares of Common Stock at or above the price you paid for them. The trading price of our Common Stock has been subject to fluctuations in the past and the market price of our Common Stock could continue to fluctuate in the future in response to various factors, including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of innovations or new products by us or by our competitors; changes in investor perceptions; and new products or product enhancements by us or our competitors. An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

Oscaleta will pay less than the then-prevailing market price for our common stock which may reduce the market price for our common stock.

The common stock to be issued to Oscaleta pursuant to the Purchase Agreement will be purchased at a 15% discount to the average of the four lowest closing prices of our common stock during the ten trading days immediately following the date of our notice to Oscaleta of our election to put shares pursuant to the Purchase Agreement. Oscaleta has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Oscaleta sells the shares, the price of our common stock could decrease. If our stock price decreases, Oscaleta may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus. Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered by the Reselling Stockholder; however, we will receive proceeds from our initial sale of the Put Shares to the Reselling Stockholder pursuant to the Purchase Agreement. The proceeds from the initial sale of the Put Shares will be used for general corporate and working capital purposes.

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DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those that will be put pursuant to the Purchase Agreement. The Reselling Stockholder will sell all or a portion of the shares being offered pursuant to this prospectus at a fixed price of $0.11 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

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PRICE RANGE OF THE REGISTRANT’S COMMON EQUITY

Our common stock first became quoted on the OTC Markets under the trading symbol “FSIZ” on January 17, 2018. On August 16, 2018 the company changed its stock symbol to “QNTA.” Our common stock is quoted on the OTC Markets under the symbol “QNTA.” Our stock has been thinly traded on the OTC and there can be no assurance that a liquid market for our common stock will ever develop. The tables below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2018	High		Low
First Quarter	$	N/A*	$	N/A*
Second Quarter		$3.00		$0.75
Third Quarter		$3.00		$1.05
Fourth Quarter		$2.00		$1.70

Fiscal Year Ended December 31, 2019	High	Low
First Quarter	$5.00	$1.00
Second Quarter	$2.35	$1.83
Third Quarter	$19.00	$0.20
Fourth Quarter	$0.58	$0.20

* The first trade of common stock occurred in April 2018.

As of April 8, 2020, the last reported sales price reported on the OTC Markets, Inc. for our common stock was $0.11 per share and we had 120 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers or registered clearing agencies. The transfer agent of our common stock is Action Stock Transfer located at 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

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DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors. We have not paid any cash dividends since inception on our common stock and do not anticipate paying any in the foreseeable future. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

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DILUTION

Not applicable. We are not offering the shares registered under this registration statement for purchase. The shares are being registered on behalf of the Reselling Stockholder pursuant to the Purchase Agreement.

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RESELLING STOCKHOLDER

The Reselling Stockholder, Oscaleta Partners LLC, may offer and sell up to 11,000,000 Put Shares of our common stock, which we may put to the Reselling Stockholder pursuant to the Purchase Agreement. The shares of common stock included in this prospectus represent approximately 19.9% of our issued and outstanding shares of common stock as of April 3, 2020.

We may require the Reselling Stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The Reselling Stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

Information concerning the Reselling Stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the Reselling Stockholder upon termination of this offering, because the Reselling Stockholder may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the Reselling Stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each Reselling Stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 55,322,712 shares of our common stock outstanding as of April 3, 2020.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the Reselling Stockholder’s name, subject to community property laws, where applicable, and (b) no Reselling Stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Beneficially Owned by the Reselling Stockholder		Shares of Common Stock	Number of Shares to be Owned by the Reselling Stockholders After the Offering and Percent of Total Issued and Outstanding Shares
Name of Reselling Stockholder	Before the Offering(1)	% of Class(1)	Being Offered	# of Shares(2)	% of Class(2)
Oscaleta Partners LLC(3)	11,000,000	19.9%	11,000,000	0	0%

(1)	Based on 55,322,712 shares outstanding as of April 3, 2020. Assumes we put all shares included in this prospectus and the Reselling Stockholder sells all shares registered pursuant to this prospectus, however, pursuant to the terms of the Purchase Agreement, we may not put shares at any given time that would cause the Reselling Stockholder to own more than 9.99% of our outstanding common stock upon the issuance of such Put Shares. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)	Because the Reselling Stockholder may offer and sell all or only some portion of the shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that the Reselling Stockholder will hold upon termination of the offering.

(3)	Stephen Hicks possesses voting power and investment power over shares which may be held by Oscaleta. Mr. Hicks also possesses voting and investment power over approximately 2,000,000 shares held by Trillium Partners LP and its affiliates.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this prospectus.

SUMMARY OF BUSINESS

Our Company History

The company was founded in Nevada as Freight Solution, Inc. in 2016.

On June 5, 2018, we underwent a change of control. In connection with the change of control, our board of directors and officers was reconstituted through the resignation of Shane Ludington as Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Registrant and the appointment of Mr. Eric Rice as Chairman, Chief Executive Officer and Chief Financial Officer and Mr. Jeffrey Doiron as President and Chief Operations Officer.

On June 6, 2018 we formed a wholly-owned subsidiary, Quanta Acquisition Corp. in the state of California, and executed an Agreement of Merger and Plan of Reorganization, with Bioanomaly, Inc., a California corporation, d/b/a Quanta and Quanta Acquisition Corp., a California corporation and our wholly-owned subsidiary. Pursuant to the terms of the Merger Agreement, Quanta Acquisition Corp. merged with and into Quanta in a statutory reverse triangular merger with Quanta surviving as a wholly-owned subsidiary. Following the merger, we adopted our business plan.

On June 6, 2018, we cancelled 15,000,000 shares of common stock acquired through the change in control transaction. As consideration for the merger, we agreed to issue the shareholders of Quanta an aggregate of 21,908,810 shares of our common stock, par value $0.001 per share. Freight Solution shareholders retained 6,500,000 shares of common stock, which represented 23% of our issued and outstanding stock following the merger.

Simultaneously with the merger, we accepted subscriptions for 6,500,000 shares of common stock in a private placement offering at a purchase price of $0.20 per share for an aggregate offering amount of $1,300,000. We also issued two non-affiliated investors warrants to purchase 3,000,000 shares of our common stock at an exercise price of $0.30 per share expiring in four years.

On July 11, 2018 the State of Nevada approved our name change from Freight Solution, Inc. to Quanta, Inc.

Following the consummation of the merger, Quanta shareholders beneficially owned approximately 63% of our issued and outstanding common stock.

Quanta Basics

Quanta, Inc. (“Quanta”) is a cutting-edge technology platform whose patented, proprietary technology harnesses advances in quantum biology to increase the potency of active ingredients. Currently, Quanta supports product formulations in pain management, anti-inflammation, skincare, agriculture, nutritional supplements, and plant-based consumables. Ultimately, Quanta’s mission is to deliver better, more effective ingredients to elevate product efficacy, reduce waste and facilitate healthier, more sustainable consumption.

The established resonance theory behind Quanta’s polarization process has many potential applications. From potentiating bio-ingredients to produce more-effective carbon-trapping plants to transformative anti-aging solutions Quanta’s technology has the opportunity to upend how commercial products are made and the benefits from them. Already we see multi-trillion-dollar global industries benefiting from Quanta’s technology.

Our proof of concept, Quanta’s market-leading CBD pain-relief rub (“Muscle Rub”), is only the first in a series of paradigm shift products to emerge from our labs. At the heart of its well-documented effectiveness is our proprietary “polarization” process, which uses electromagnetic force to markedly enhance bioactivity at the molecular level—a polarized active ingredient is more soluble and creates stronger bonds with the body’s receptors. This allows us to enhance ingredients so they work faster and more powerfully without the use of chemical by-products or cellular penetration. Quanta believes this natural solution has nearly limitless applications in the world of plant-based consumer products.

Quanta is involved in ambitious projects that we believe will reshape the next wave of climate science, sustainability, nutrition, and more. Having harnessed the technology of the future, Quanta is dedicated to bringing tomorrow’s health and wellness solutions to the billions in need today.

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Proof of Concept

Creating, producing and selling consumer products was never our primary focus; Quanta’s Muscle Rub was simply a means to an end - proof of concept and a revenue driver in a small emerging market as our business model took shape. Fundamentally, Quanta can be a licensing concern designed to collaborate with large brands to improve product quality and the profit margins of existing and new products. But the market needed proof and we chose to start in the under-developed category of CBD because of its speed to market.

Understandably, we met the same initial hurdles every start-up encounters. In addition to simply explaining quantum mechanics, we had no track record of success from a business standpoint. The immediate goal was to prove our model was defensible. Hence, we chose CBD as a launch category. This market provided protection from industry titans that may have felt threatened by such a powerful technology while allowing us to drive profits during R&D.

Over the last two years, we have developed and sold products largely to the medical industry, along with some consumer retail. This effort was designed to drive revenue and to prove the concept of our model: that polarizing a single ingredient can produce a demonstrably superior product that consumers find safe and effective (establish consumer appetite).

Discovery Synopsys

Using our product development process and business-to-business and direct-to-consumer sales approaches as a benchmark for future business, we developed the Quanta business model. Our technology’s unique ability to strengthen ingredients renders them more potent without added chemicals or penetrating cells means Quanta is in a first-of-its-kind position in the market. As the world’s first company focused on Quantum Biology we sit in a strong, but unique position in the market.

Our ability to increase ingredient efficacy by up to 500% means we are in a rare position to truly disrupt many areas of material science.

Quanta’s technology renders products superior to any on the market today. A 30% re-purchase rate (on one SKU alone) illustrates consumer appetite for the product.

Upcoming products and ventures will be designed to achieve or surpass this level of consumer benefit and uptake.

Quanta Business Model in 3 P’s: Potentiation, Partners, and Profits

After two years we believe the best possible model for the long-term success of the company is collaborating with best-in-class partners through joint ventures for new verticals, products, and research. These joint ventures may involve a jointly owned special purpose entity or they may be entirely based on contractual obligations.

Our mission has never been to create the best novel products on the planet. Our mission has always been to revolutionize the way formulations are developed and how products perform. We seek to work with the best product makers in the world to positively impact as many industries as possible.

The unique ability to increase the ingredient and product performance opens the doors for major opportunities. Higher performing ingredients mean less is needed to make a strong impact (increased margins, increase overall efficacy). We proved this with our Muscle Rub, which uses approximately 1/3 the CBD of competing products with demonstrably improved results.

The level of potentiation delivered by Quanta allows our partners the unique ability to provide higher-performing products, lower material costs, more competitive pricing and increased profit margins. In short, our partners will be able to make better performing, more affordable products with a higher repeat purchase. This is true disruption and consumer utopia.

We aim to work with groups that specialize in manufacturing, marketing, selling and distributing existing product lines that utilize ingredients we can potentiate. Partners like this facilitate efficient market delivery of joint innovations.

We believe this strategy provides greater shareholder value, enhances revenue potential, defrays upfront expenses and affords us the ability to raise capital for new projects without massive dilution.

Ultimately, these ventures would result in licensing out our technology to other reputable brands and companies to create co-branded products whereas the term “Powered by Quanta” becomes as recognized as “Intel Inside.”

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We believe this type of partnership will afford a company Quanta partners with:

●	Development of emerging products with cutting edge ingredients.

●	A product line with a true point of differentiation.

●	New SKUs with an increased margin.

●	Decreased cost of goods sold.

Simultaneously these partnerships will allow Quanta:

●	Greater brand recognition.

●	Increased revenue and in turn profitability.

●	Quicker timeline to more licensing opportunities because of a track record of success.

●	Brand to become synonymous with improving the performance of ingredients within products.

Manufacturing Partnerships

Quanta is currently focused on partnering with large-scale manufacturers and distributors able to produce products that meet the requirements of applicable regulations IE: Good Manufacturing Practices to fulfill orders of our own product line. This type of partnership is crucial because it will afford:

●	New product development that meets certification requirements

●	Much larger production scale

●	Speed to market

●	Increased distribution and profitability

With our licensing capabilities, Quanta technology can render better, more efficacious products that cost less to create but command a higher purchase value because of polarized ingredients. This, in turn, allows companies to diversify their catalog of products while simultaneously providing them with a distinguished advantage. More efficacious ingredients.

Employees

As of the date of this prospectus, Quanta has 21 full time and 2 part time employees. We believe we enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

Government Regulation

We believe we are in compliance with applicable federal, state and other regulations and that we have compliance programs in place to ensure compliance going forward. There are no regulatory notifications or actions pending.

Properties

The Company does not own any physical location. Quanta currently leases its corporate headquarters and other offices in Burbank, California which lease expires in August 2023. The Company currently also leases a manufacturing, shipping and research facility which expires in December 2024.

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Legal Proceedings

From time to time, we are a party to, or otherwise involved in, legal proceedings arising in the normal and ordinary course of business. As of the date of this prospectus, we are not aware of any other proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

RESULTS OF OPERATIONS

Summary of Key Results

Results of Operations for year ended December 31, 2019 compared to the nine months ended December 31, 2018

Revenue

Net sales are comprised of wholesale sales to our retail partners and sales through our direct to consumer channel. Net sales in both channels reflect the impact of product returns as well as discounts for certain sales programs or promotions.

For the year ended December 31, 2019, the Company recognized $1,268,988 in net sales. For the nine-month transition period ended December 31, 2018, the Company recognized $225,254 in net sales. The increase in sales is due to an increase in our customers for a full year of operations in 2019 compared to four months of full operations in the transition period.

By Geographic Territory:	Year ended December 31, 2019	Transition period ended December 31, 2018
California	$766,469	$156,974
Other states	477,139	68,280
International	25,380	-
	$1,268,988	$225,254

By Sales Channel:
Direct to consumer	$443,916	$67,806
Wholesale	793,284	157,448
License Revenue	31,788	-
	$1,268,988	$225,254

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Expenses

Operating expenses for the year ended December 31, 2019 were $6,453,091. The Company incurred $351,670 in research and development costs, and $4,799,030 in administrative and other costs associated with operations, including legal and professional fees of $651,764, and $1,302,391 of labor and related costs. These costs were not associated with our direct public offering efforts and therefor expensed as incurred.

Operating expenses for the nine-month transition period ended December 31, 2018 were $1,717,584. The Company incurred $207,600 in research and development costs, and $1,055,805 in administrative and other costs associated with operations, including legal and professional fees of $128,289, and $454,179 of labor and related costs. These costs were not associated with our direct public offering efforts and therefor expensed as incurred.

Other Income (Expense)

For the year ended December 31, 2019, the Company recognized $299,541 of net other expenses, including interest expense of $226,239, private placement costs of $238,395 and $145,565 of extinguishment of derivative liabilities.

For the nine-month transition period ended December 31, 2018, the Company recognized $41,000 as gain on extinguishment of debt and $21,000 as gain on forgiveness of accrued interest.

Net Loss

Net loss for the year ended December 31, 2019 was $5,787,364. Net loss for the nine-months transition period ended December 31, 2018 was $1,613,972. We recorded no provision for federal income taxes for either period. We recorded $800 in minimum franchise tax for the state of California for the year ended December 31, 2019 and nine-month transition period ended December 31, 2018, respectively, which are included in administrative expenses.

Basic and diluted loss per share - Basic and diluted loss per share for the year ended December 31, 2019 was $.14 per share. Basic and diluted number of shares outstanding was 40,528,456 for 2019. Basic and diluted loss per share for the transition period ended December 31, 2018 was $.05 per share. Basic and diluted number of shares outstanding was 35,100,108 for 2018.

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Liquidity and Capital Resources

We have yet to establish any history of profitable operations. For the year ended December 31, 2019, the Company incurred a net loss of $5,787,364 and used cash in operating activities of $2,221,320, and at December 31, 2019, the Company had a had a working capital deficiency of $113,909. These factors raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2019 with respect to this uncertainty. This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities and future reports on our financial statements may also include an explanatory paragraph with respect to our ability to continue as a going concern.

At December 31, 2019, the Company had cash on hand in the amount of $433,143. Subsequent to December 31, 2019 the Company received $153,000 from the issuance of a convertible note payable and $30,000 for subscriptions to purchase shares of common stock. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets, including accounts and notes receivables. The standard will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently assessing the impact of adopting this standard on the Company’s financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

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MANAGEMENT

Sole Director and Executive Officers

The following table sets forth the name and age of officers and director as of the date hereof. Our executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the board of directors, or his successor is elected and qualified.

Name	Position	Age
Eric Rice	Founder, Chairman, Chief Executive Officer and Chief Financial Officer	43
Jeffrey Doiron	President and Chief Operations Officer	47

Eric Rice, Founder, Chairman, Chief Executive Officer and Chief Financial Officer. Eric Rice is a leading American entrepreneur. He started his business career in Chicago in wealth management and high-net-worth financial advising before spending more than a decade building businesses at the nexus of multiple industries including artificial intelligence, machine learning, technology. Along the way, he worked with founders across multiple sectors to create profitable, enduring enterprises, demonstrating a keen eye for the nuances of markets and corresponding growth opportunities. In 2013, he cofounded 25 Ventures, a venture studio that developed multiple companies in various areas including wellness, ad tech, and cannabis. He is a sought-after partner for start-ups and established businesses around the globe. With its world-changing ambitions, Quanta represents the culmination of Eric’s years of insight and experience, merging his market acumen with his longstanding interest in the applied sciences. He lives in Burbank with his wife and two children, and still finds time to make it to the batting cages.

Jeffrey Doiron, President and Chief Operations Officer. Before taking over operations for Quanta, Mr. Doiron founded and grew one of the continent’s most innovative advanced digital agencies. He was the Managing Director and Cofounder of Fuel Industries Inc from 1999 through 2017. He uses his vast experience to connect new and exciting ideas with the right partners and brands. He guides the team to unlock their most creative selves and drive forward the momentum of the company. The Company concluded that Mr. Doiron’s past experiences and training render him qualified to serve in these capacities.

Board of Directors

Each director is elected to the board of directors and serves until his or her successor is elected and qualified, unless he or she resigns or is removed earlier. each of our officers is elected by our board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is earlier removed from office or resigns.

At the very least, we will reimburse all directors for expenses incurred in attending directors’ meetings provided that we have sufficient resources to pay these expenses. We will consider in applying for officers and directors liability insurance at such time that we have the financial resources to do so.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, our board of directors intends to establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will review and recommend compensation arrangements for the officers and employees. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. We believe that we will need a minimum of three independent directors to have effective committee systems.

As of the date hereof, we have not established any board committees.

Family Relationships

No family relationship exists between any director, executive officer, or any person contemplated to become such.

Director Independence

We currently do not have any independent directors serving on our board of directors.

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Potential Conflicts

The OTC Markets, on which we have our shares of common stock quoted, does not currently have any director independence requirements.

No member of management will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer’s understanding of his/her fiduciary duties to us.

Currently we have only one officer and one director (both of whom are the same person), and will seek to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●	has had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

●	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; or

●	been subject or a party to or any other disclosable event required by Item 401(f) of Regulation S-K.

Code of Business Conduct and Ethics

Upon incorporation we adopted a written code of ethics applicable to our board of directors, officers and employees in accordance with applicable Federal and states securities laws. Our board of directors shall oversee compliance with the code of ethics as it relates to the company through an officer designated by the board. Employees are required to report known and suspected breaches of our code of ethics to an appropriate supervisor, or in the case of officers and directors, to a senior officer designated by our board of directors. Our code of ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that we will file with securities regulators and in our other public communications;

●	compliance with applicable laws, rules and regulations, including insider trading compliance; and

●	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as Exhibit 14.1 to our Registration Statement filed on Form S-1 on June 1, 2017.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers for the fiscal year ended December 31, 2019, the transition period ended December 31, 2018 and the fiscal year ended April 30, 2018:

Name and Principal Position	Period	Base Salary ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Eric Rice	Fiscal Year ended December 31, 2019	103,044	—	—	103,044
Founder, Chairman and Chief	Transition Period ended December 31, 2018	14,500	—	—	14,500
Executive Officer (Principal Executive Officer) (1)	Fiscal Year ended April 30, 2018	—	—	—	—

Jeffrey Doiron	Fiscal Year ended December 31, 2019	93,732	415,672	—	509,404
President (1)	Transition Period ended December 31, 2018	—	—	59,027	59,027
	Fiscal Year ended April 30, 2018	—	—	—	—

Kirk Westwood	Fiscal Year ended December 31, 2019	71,803	566,826	30,293	668,922
Vice President (1)	Transition Period ended December 31, 2018	—	—	87,710	87,710
	Fiscal Year ended April 30, 2018	—	—	—	—

(1)	Appointed June 6, 2018.
(2)	The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 by utilizing the Black-Scholes option-pricing model.

Employment Agreements

The Company entered into employment agreements with Messrs. Rice, Doiron and Westwood on September 4, 2019 pursuant to which Mr. Rice agreed to serve as our Chief Executive Officer for annual compensation of $120,000, Mr. Doiron agreed to serve as our President for annual compensation of $108,000, and Mr. Westwood agreed to serve as our Vice President for annual compensation of $78,000. Mr. Rice’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Rice is entitled to twelve months severance. Mr. Doiron’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Doiron is entitled to three months severance. Mr. Westwood’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Westwood is entitled to three months severance.

Director Compensation

We have no arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Pension Table

None.

Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement, or any other termination of employment with our company, or from a change in the control of our Company.

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Compensation Committee

We do not have a separate compensation committee. Instead, our board of directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for other officers, administers our stock option plans and other benefit plans, if any, and considers other matters that may be brought forth to it.

Risk Management Considerations

We believe our compensation policies and practices for our employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our Company.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2019:

Name	Number of shares underlying unexercised options exercisable (#)		Number of shares underlying unexercised options unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Eric Rice
Founder, Chairman and Chief Executive Officer (Principal Executive Officer)	—		—		—	—

Jeffrey Doiron
President	572,917	(1)	527,083	(1)	0.23	12/09/2029

Kirk Westwood
Vice President	1,000,000	(2)	500,000	(2)	0.23	12/09/2029

(1)	Mr. Doiron was granted an option to purchase 1,100,000 shares of our common stock, which vested as to one-half of the shares on the grant date, December 9, 2019, and the remainder of the shares vest ratably in monthly installments over 24 months commencing after the grant date.
(2)	Mr. Westwood was granted an option to purchase 1,500,000 shares of our common stock, which vested as to two-thirds of the shares on the grant date, December 9, 2019, and the remainder of the shares vest ratably in monthly installments over one year commencing on the first anniversary of the grant date.

The Company and its board may grant awards as it sees fit to its employees as well as key consultants and other outside professionals.

Long-Term Incentive Plans and Awards

On June 27, 2019, our board of directors adopted the Quanta, Inc. 2019 Omnibus Stock Incentive Plan (the “2019 Plan”). The following is a summary of the principal features of the 2019 Plan:

Provision of Plan	Description
Eligible Participants:	Employees, directors, and consultants of the Company, any related entity, and any successor entity that adopts the 2019 Plan.

Share Reserve:	● Total of 12,000,000 shares of the Company’s Common Stock.
● The reserved shares will be reduced (i) by one share for each share granted pursuant to stock options, stock appreciation rights, or other awards awarded under the 2019 Plan, and (ii) to the extent cash is delivered in lieu of shares of Common Stock upon the exercise of a stock appreciation right, the Company will be deemed to have issued the greater of the number of shares of Common Stock which it was entitled to issue upon such exercise or on the exercise of any related stock option.

Award Types:	● Incentive stock options ● Nonstatutory stock options ● Stock appreciation rights ● Restricted stock awards ● Restricted stock unit awards ● Dividend equivalent rights

Vesting:	Determined by the board of directors.

Award Limits:	No more than 1,200,000 shares may be issued to a single participant pursuant to stock options and stock appreciation rights in a calendar year.

Repricings:	Repricing of outstanding stock awards is not permitted without the approval of the Company’s stockholders, except for certain ratable capitalization adjustments as set forth in the 2019 Plan.

Plan Termination Date:	June 27, 2029.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years, including the transition period ended December 31, 2018.

Past Transactions with Oscaleta Partners LLC

We have not entered into any transactions with Oscaleta Partners LLC or its affiliates except for the Purchase Agreement, Registration Right Agreement and the $40,000 promissory note issued as a condition to the execution of the Purchase Agreement dated April 9, 2020. We have the ability to repay the Oscaleta promissory note without recourse to the monies received or to be received under the Purchase Agreement and the amount of indebtedness will not be reduced or relieved by the issuance of Put Shares under the Purchase Agreement.

Review, Approval and Ratification of Related Party Transactions

Our board of directors is responsible to approve all related party transactions. Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The NASDAQ definition of “Independent Director” means a person other than an Executive Officer or employee of the company or any other individual having a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

According to the NASDAQ definition, Mr. Eric Rice is not an independent director because he currently holds the title of an officer in the company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information known to us regarding beneficial ownership of our common stock as of December 31, 2019 by:

●	each person known by us to be the beneficial owner of more than 5% of outstanding Company common stock;

●	each of our executive officers and directors; and

●	all our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of our common stock beneficially owned by him or her.

Name And Address (1)	Beneficially Owned	Percentage Owned (2)
Eric Rice, Chairman, Chief Executive Officer	17,925,390	32.7%
Jeffrey Doiron, President	618,750	1.1%
Kirk Westwood, Vice President	1,000,000	1.8%
All directors and officers as a group (2 persons)	19,544,140	35.7%

Other 5% Holders
Brothers Pascarella LLC	4,000,000	7.3%

(1)	The address for all officers, directors and beneficial owners is 3606 W Magnolia Blvd, Burbank, CA 91505.
(2)	Based on 54,792,255 shares of common stock outstanding as of December 31, 2019.

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DESCRIPTION OF CAPITAL STOCK

We were incorporated under the laws of the State of Nevada on April 28, 2016. We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share. As of April 3, 2020, 55,322,712 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, an aggregate of 12,000,000 shares of common stock are reserved for issuance upon the exercise of outstanding options and the conversion of convertible notes will result in the issuance of additional shares of common stock.

Preferred Stock

Our articles of incorporation authorize the issuance of 25,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or were outstanding as of the date of this prospectus. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 25,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have not issued any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

●	the number of shares and the designation of the series;

●	whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

●	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

●	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

●	whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

●	the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

If issued, our preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our articles of incorporation authorize the issuance of 100,000,000 shares of Common Stock. The holders of our Common Stock:

●	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

●	are entitled to share ratably in all of the assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs;

●	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

●	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

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Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock (or preferred stock) may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Shareholder Matters

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us if our shares are considered to be penny stocks (which they currently are and probably will be for the foreseeable future). Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Nevada corporation, we are subject to the Nevada Revised Statutes (“NRS” or “Nevada law”). Certain provisions of Nevada law described below create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Convertible Notes

On November 25, 2019, we issued a 10% convertible promissory note in the principal amount of $30,000. The convertible note bears interest at a rate of 10% per annum and matures on May 31, 2020. The holder may, at its option, convert the convertible note into shares of our common stock at a per share conversion price equal to 50% of the lowest closing bid price for our common stock during the preceding 20 trading days.

On October 29, 2019, we received $253,800 in proceeds from the issuance of a convertible note in the principal balance of $282,000. The convertible note bears interest at a rate of 12% and matures on April 29, 2020. The holder may, at its option, convert the convertible note into shares of our common stock at a per share conversion price equal to the lesser of (i) 60% of the lowest trading price for our common stock during the 25 trading days preceding the date of the convertible note or (ii) 60% of the lowest trading price for our common stock during the 25 trading days preceding the date of conversion. In connection with the note, we issued 705,000 shares of our common stock to the holder of the convertible note. In addition, as a commitment fee, we also issued 141,000 shares of our common stock to the holder of the convertible note.

On February 25, 2020, we issued a convertible note in the principal balance of $153,000. The convertible note bears interest at a rate of 10% and matures on February 25, 2021. The holder may, at its option, convert the convertible note into shares of our common stock at a per share conversion price equal to 61% of the lowest trading price for our common stock during the 15 trading days preceding the conversion date.

Selected Provisions of the Nevada Revised Statutes

Directors’ Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and shippers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Dissenters’ Rights. Among the rights granted under Nevada law which might be considered material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see NRS 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

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A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

●	listed on a national securities exchange,

●	included in the national market system by the Financial Industry Regulatory Authority (“FINRA”), or

●	held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner’s interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Nevada law also specifies that shareholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Shareholders having this right are to be granted inspection rights upon five days’ written notice. The records covered by this right include official copies of:

●	the articles of incorporation, and all amendments thereto,

●	bylaws and all amendments thereto; and

●	a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Control Share Acquisitions. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered company from exercising voting rights. To the extent that these rights support the voting power of minority shareholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 shareholders of record with at least 100 of these having addresses in Nevada as reflected on our stock ledger. While we do not yet have the required number of shareholders in Nevada or elsewhere, it is possible that at some future point we will reach these numbers and, accordingly, these provisions will become applicable. We do not intend to notify shareholders when we have reached the number of shareholders specified under these provisions of Nevada law. Shareholders can learn this information pursuant to the inspection rights described above and can see the approximate number of our shareholders by checking under Item 5 of our most recent annual report on Form 10-K. You can view these and our other filings at www.sec.gov in the “EDGAR” database.

Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested shareholders at a special shareholders’ meeting held upon the request and at the expense of the acquiring person. If the acquiring person’s shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An “acquiring person” means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. “Controlling interest” means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of our shares in the election of our directors. Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. “Control shares” means the company’s outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

35

These Nevada statutes do not apply if a company’s articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

According to NRS 78.378, the provisions referred to above will not restrict our directors from taking action to protect the interests of our company and its shareholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or shareholders from including stricter requirements in our articles of incorporation or bylaws relating to the acquisition of a controlling interest in the company.

Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

Certain Business Combinations. Sections 78.411 to 78.444 of the Nevada law may restrict our ability to engage in a wide variety of transactions with an “interested shareholder.” As was discussed above in connection with NRS 78.378 to 78.3793, these provisions could be considered material to our shareholders, particularly to minority shareholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in our control. These sections of NRS are applicable to any Nevada company with 200 or more stockholders of record and that has a class of securities registered under Section 12 of the 1934 Securities Exchange Act, unless the company’s articles of incorporation provide otherwise.

These provisions of Nevada law prohibit us from engaging in any “combination” with an interested stockholder for three years after the interested stockholder acquired the shares that cause him/her to become an interested shareholder, unless he had prior approval of our board of directors. The term “combination” is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, a “resident domestic corporation” means a Nevada corporation that has 200 or more shareholders. An “interested stockholder” is defined in NSR 78.423 as someone who is either:

●	the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares; or

●	our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

Amendments to Bylaws

Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer Corporation, 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, Utah 84121. Its telephone number is (801) 274-1088.

36

SHARES ELIGIBLE FOR FUTURE SALE

Our shares of common stock are thinly traded. Only a small percentage of our common stock is available to be traded and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The sales of a substantial amount of common stock in the public market in the future, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

As of April 3, 2020, 55,322,712 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, an aggregate of 12,000,000 shares of common stock are reserved for issuance upon the exercise of outstanding options and the conversion of convertible notes will result in the issuance of additional shares of common stock.

All of the shares of our common stock sold under this prospectus will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate or held by our current stockholders, or issued by us in connection with the conversion or exercise of the preferred stock, warrants and options described above, may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act described below. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the current public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

●	1.0% of the then outstanding shares of our common stock; or

●	the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed on Form 144.

Such sales by affiliates under Rule 144 are also subject to restrictions relating to the manner of sale, notice requirements and the availability of current public information about us, and to the holding period requirements set forth above if the shares are restricted securities.

Rule 701

Rule 701 of the Securities Act, as currently in effect, permits each of our employees, officers, directors, and consultants, to the extent such persons are not “affiliates” as that term is defined in Rule 144, who purchased or received our shares pursuant to a written compensatory plan or contract, to resell such shares in reliance upon Rule 144, but without compliance with the specific requirements regarding the availability of public information or holding periods thereunder. Rule 701 provides that affiliates who purchased or received shares pursuant to a written compensatory plan or contract are eligible to resell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144.

37

THE OFFERING

This prospectus relates to the offer and resale by the Reselling Stockholder of up to 11,000,000 Put Shares that we may put to the Reselling Stockholder pursuant to the Purchase Agreement. Assuming all Put Shares included in this prospectus are put and if issued presently at $0.11 per share, the Put Shares represent approximately 19.9% of our issued and outstanding shares of common stock as of April 3, 2020. All of the Put Shares, when sold, shall be sold by the Reselling Stockholder.

The Purchase Agreement provides that the Reselling Stockholder is committed to purchase up to $10 million of our common stock, unless such purchase would cause the Reselling Stockholder to own more than 9.99% of our outstanding common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement. The Put Shares included in this prospectus represent only a portion of the shares issuable to the Reselling Stockholder under the Equity Purchase Agreement. If necessary, we would evaluate a subsequent registration statement based upon the then current closing price and the total issued and outstanding shares at that time.

The Reselling Stockholder will sell all or a portion of the shares being offered pursuant to this prospectus at a fixed price of $0.11 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at prevailing market prices at the time of sale, at varying prices, or at negotiated prices. We will not receive any proceeds from the sale of the shares of our common stock by the Reselling Stockholder; however, we will receive proceeds from our initial sale of the Put Shares to the Reselling Stockholder pursuant to the Purchase Agreement.

The Purchase Agreement

On April 9, 2020, we entered into the Purchase Agreement and the Registration Rights Agreement pursuant to which we have the right, but not the obligation, for a two year period, commencing on the date this registration statement is declared effective with the SEC (the “Commitment Period”), of which this prospectus forms a part, registering the resale of the Put Shares by the Reselling Stockholder to resell the Put Shares purchased by the Reselling Stockholder under the Purchase Agreement. As a condition for the execution of the Purchase Agreement, we issued the Reselling Stockholder a promissory note in the principal amount of $40,000, maturing on October 31, 2020, as a commitment fee.

In order to sell shares to the Reselling Stockholder under the Purchase Agreement during the Commitment Period, the Company must deliver to the Reselling Stockholder a written put notice on any trading day (the “Put Date”), setting forth the dollar amount to be invested by the Reselling Stockholder (the “Put Notice”). For each share of our common stock purchased under the Purchase Agreement, the Reselling Stockholder will pay 85% of the average of the four lowest closing prices of our common stock during the ten trading days immediately following the clearing date associated with the applicable Put Notice (the “Valuation Period”). We may, at our sole discretion, issue a Put Notice to the Reselling Stockholder and the Reselling Stockholder will then be irrevocably bound to acquire such shares.

The Purchase Agreement provides that the number of Put Shares to be sold to the Reselling Stockholder shall not exceed the number of shares that, when aggregated together with all other shares of our common stock which the Reselling Stockholder is deemed to beneficially own, would result in the Reselling Stockholder owning more than 9.99% of our outstanding common stock.

In the event that during a Valuation Period for any Put Notice, the Closing Price on any trading day falls to a price equal to eighty percent (80%) of the average of the closing trading prices for the five (5) trading days immediately preceding the date of the Company’s Put Notice (a “Low Bid Price”), then for each such trading day the parties shall have no right to sell and shall be under no obligation to purchase one-tenth of the investment amount specified in the Put Notice (the “Investment Amount”) and the Investment Amount shall accordingly be deemed reduced by such amount. In the event that during a Valuation Period the Closing Price falls below the Floor Price for any three (3) trading days, not necessarily consecutive, then the balance of each party’s rights and obligations to purchase and sell the Investment Amount under such Put Notice shall terminate on such second trading day (the “Termination Date”). The put amount shall be adjusted to include only one-tenth (1/10) of the initial Investment Amount for each trading day during the Valuation Period prior to the Termination Date that the Bid Price equals or exceeds the Low Bid Price.

If, during any Valuation Period, we (i) subdivide or combine our common stock; (ii) pay a dividend in shares of common stock or make any other distribution of shares of common stock; (iii) issue any options or other rights to subscribe for or purchase shares of common stock and the price per share is less than closing price in effect immediately prior to such issuance; (iv) issue any securities convertible into shares of common stock and the consideration per share for which shares of common stock may at any time thereafter be issuable pursuant to the terms of such convertible securities shall be less that the closing price in effect immediately prior to such issuance; (v) issue shares of common stock otherwise than as provided in the foregoing subsections (i) through (iv) at a price per share less than the closing price in effect immediately prior to such issuance, or without consideration; or (vi) make a distribution of its assets or evidences of its indebtedness to the holders of common stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law (collectively, a “Valuation Event”), then a new Valuation Period shall begin on the trading day immediately after the occurrence of such Valuation Event and end on the tenth trading day thereafter.

In issuing the Put Shares under the Purchase Agreement, we are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does involve a private offering, the Reselling Stockholder is an “accredited investor” and/or qualified institutional buyer and the Reselling Stockholder has access to information about us and its investment.

Assuming the sale of the entire $10,000,000 in Put Shares pursuant to the Purchase Agreement, we will be able to receive $10,000,000 in gross proceeds. Neither the Purchase Agreement nor any rights or obligations of the parties under the Purchase Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Purchase Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

The Reselling Stockholder will periodically purchase our common stock under the Purchase Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to the Reselling Stockholder to raise the same amount of funds, as our stock price declines.

38

PLAN OF DISTRIBUTION

The Reselling Stockholder and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales will be at a fixed price of $0.11 per share until our common stock is quoted on the OTC Bulletin Board, the OTCQX, the OTCQB or listed on a national securities exchange, if ever, and thereafter at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The Reselling Stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with the Reselling Stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Reselling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Reselling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The Reselling Stockholder may be considered an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Reselling Stockholder. The Reselling Stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the Reselling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the Reselling Stockholder.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Reselling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Reselling Stockholder or any other person. We will make copies of this prospectus available to the Reselling Stockholder.

39

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorize a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our bylaws provide that we have the authority to indemnify our directors and officers and may indemnify our employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. We are also empowered under our bylaws to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of Quanta, Inc. as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and the nine-month transition period ended December 31, 2018, appearing in this prospectus have been so included in reliance on the report of Weinberg & Company, P.A., an independent registered public accounting firm, appearing elsewhere herein, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). At some point in the near future we intend to make our reports, amendments thereto, and other information available, free of charge, on our website. At this time, we do not provide a link on its website to such filings, and there is no estimate for when such a link on our website will be available.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

40

F-1

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors of Quanta, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Quanta, Inc. and Subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2019 and the nine-month transition period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019, and for the nine-month transition period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the year ended December 31, 2019, the Company incurred a net loss and utilized cash in operations, and at December 31, 2019, had a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ Weinberg & Company, P.A.
Los Angeles, California
April 3, 2020

F-2

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$433,143	$35,820
Accounts receivable	28,260	19,561
Inventories	122,519	-
Prepaid expenses	7,500	-
Total current assets	591,422	55,381

Equipment, net	313,478	372,880
Operating lease right-of-use asset	332,980	-
Security deposits	33,652	16,770

Total assets	$1,271,532	$445,031

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$73,598	$9,617
Notes payable ($55,850 in default at December 31, 2019)	55,850	180,000
Deferred revenue, license agreement	32,742	-
Operating lease liabilities	85,662	-
Convertible note payable (net of discount of $224,660)	57,340	-
Derivative liabilities	400,139	-
Total current liabilities	705,331	189,617

Long term liabilities
Deferred revenue, licenses agreement, long-term	35,470	-
Operating lease liabilities, long-term	251,791	-
Total liabilities	992,592

Stockholders’ equity:
Preferred stock, $0.001 par value; 25,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 49,087,255 and 39,200,090 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	49,087	39,200
Shares to be issued (7,318,519 and 612,000 shares to be issued as of December 31, 2019 and December 31, 2018, respectively)	2,847,868	306,000
Additional paid-in capital	5,619,733	2,360,598
Accumulated deficit	(8,237,748)	(2,450,384)
Total stockholders’ equity	278,940	255,414

Total liabilities and stockholders’ equity	$1,271,532	$445,031

See notes to consolidated financial statements

F-3

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2019	Nine months ended December 31, 2018

Sale of products, net	$1,237,200	$225,254
License revenue	31,788	-
Total revenue	1,268,988	225,254
Cost of goods sold	303,720	183,681
Gross profit	965,268	41,573

Operating expenses:
Labor and related	1,302,391	454,179
Research and development	351,670	207,600
Selling, general, and administrative	4,799,030	1,055,805
Total operating expenses	6,453,091	1,717,584
Loss from operations	(5,487,823)	(1,676,011)

Other income (expense):
Interest expense	(226,239)	-
Interest income	37	39
Extinguishment of derivative liabilities	145,565	-
Change in fair value of derivative liabilities	19,491	-
Private placement costs	(238,395)	-
Gain on forgiveness of accrued interest	-	21,000
Gain on extinguishment of debt	-	41,000
Other income and expense, net	(299,541)	62,039

Net loss	$(5,787,364)	$(1,613,972)

Net loss per share, basic and diluted	$(0.14)	$(0.05)
Weighted average common shares outstanding – basic and diluted	42,808,603	35,100,108

See notes to consolidated financial statements.

F-4

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2019

AND THE NINE MONTHS ENDED DECEMBER 31, 2018

	Common Stock, par value $0.001		Additional
	Number of shares	Amount	paid-in capital	Shares to be issued	Accumulated deficit	Total
Balance, March 31, 2018	21,908,810	$21,909	$(11,909)	$-	$(836,412)	$(826,412)
Shares issued for recapitalization	6,500,000	6,500	(6,500)	-	-	-
Costs of recapitalization	-	-	(495,760)	-	-	(495,760)
Shares issued for cash	6,500,090	6,500	1,293,518	-	-	1,300,018
Fair value of shares issued for settlement of convertible notes payable	3,771,040	3,771	1,011,229	-	-	1,015,000
Fair value of shares issued for services	520,150	520	193,510	-	-	194,030
Fair value of warrants issued for services	-	-	376,510	-	-	376,510
Cash received for shares to be issued	-	-	-	306,000	-	306,000
Net loss for the nine months ended December 31, 2018	-	-	-	-	(1,613,972)	(1,613,972)
Balance, December 31, 2018	39,200,090	39,200	2,360,598	306,000	(2,450,384)	255,414
Issuance of shares	612,000	612	305,388	(306,000)	-	-
Shares issued for cash	6,330,750	6,331	2,084,044	-	-	2,090,375
Cash received for shares to be issued	-	-	-	530,000	-	530,000
Shares issued for cashless exercise of warrants	2,590,910	2,590	(2,590)	-	-	-
Fair value of shares for services	212,505	213	106,040	2,317,868	-	2,424,121
Fair value of vested options	-	-	711,404	-	-	711,404
Fair value of shares issued for loan fee	141,000	141	54,849	-	-	54,990
Net loss	-	-	-	-	(5,787,364)	(5,787,364)
Balance, December 31, 2019	49,087,255	$49,087	$5,619,733	$2,847,868	$(8,237,748)	$278,940

See accompanying notes to financial statements

F-5

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	Nine Months Ended December 31, 2018
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(5,787,364)	$(1,613,972)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	173,902	86,875
Fair value of shares issued for services	2,424,121	194,030
Fair value of vested options	711,404	-
Fair value of warrants issued for services	-	376,510
Extinguishment of derivative liabilities	(145,565)	-
Change in fair value of derivatives	(19,491)	-
Private placement costs	238,395	-
Amortization of convertible note discount	185,330	-
Gain on forgiveness of accrued interest	-	(21,000)
Gain on extinguishment of debt	-	(41,000)
Amortization of operating lease right-of-use asset	87,132	-
Changes in operating assets and liabilities:
Accounts receivable	(8,699)	(19,561)
Inventories	(122,519)	-
Prepaid expenses	(7,500)	-
Accounts payable and accrued liabilities	63,981	9,617
Deferred revenue, license agreement	68,212	-
Operating lease liabilities	(82,659)	-
Net cash used in operating activities	(2,221,320)	(1,028,501)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of equipment	(114,500)	(175,000)
Payment of security deposit	(16,882)	(16,770)
Net cash used in investment activities	(131,382)	(191,770)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from shares issued for cash	2,090,375	1,300,018
Proceeds from shares to be issued	530,000	306,000
Proceeds from convertibles notes payable	326,800	-
Proceeds from notes payable	-	100,000
Principal payments of notes payable	(124,150)	-
Principal payment of convertible note payable	(73,000)
Costs of recapitalization	-	(495,760)
Net cash provided by financing activities	2,750,025	1,210,258
Decrease in cash	397,323	(10,013)
Cash and cash equivalents, beginning of period	35,820	45,833
Cash and cash equivalents, end of period	$433,143	$35,820

Supplemental Disclosures of Cash Flow Information:
Cash paid for taxes	$800	$1,600
Cash paid for Interest	15,080	-

Non-cash investing and financing activities
Derivative liabilities allocated to convertible note discount	$326,800	$-
Original issue discount	28,200	-
Fair value of shares issued for loan fee	54,990	-
Shares issued for cashless exercise of warrant	2,590	-
Fair value of shares issued for settlement of convertible notes payable	-	1,015,000

See notes to consolidated financial statements

F-6

QUANTA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2019 AND

THE NINE MONTHS ENDED DECEMBER 31, 2018

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Quanta, Inc (“the Company”) was incorporated as Freight Solution, Inc. (“Freight Solution”) on April 28, 2016 in the State of Nevada. Effective June 6, 2018, Bioanomaly Inc. (“Bioanomaly”) was acquired by Freight Solution pursuant to a merger agreement in which the shareholders of Bioanomaly exchanged all of the outstanding shares of Bioanomaly for 21,908,810 newly issued shares of Freight Solution’s common stock. Freight Solution shareholders retained 6,500,000 shares of common stock, which represented 23% of the issued and outstanding stock following the merger. The acquisition was accounted for as a reverse merger transaction. In connection with the closing of the merger, Freight Solution’s management was replaced by Bioanomaly’s management. On July 11, 2018, the Company changed its name to Quanta, Inc. The Company is an applied science company focused on increasing energy levels in plant matter to increase performance within the human body. The Company’s operations are based in Burbank, California.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, for the year ended December 31, 2019, the Company incurred a net loss of $5,787,364 and used cash in operating activities of $2,221,320, and at December 31, 2019, the Company had a had a working capital deficiency of $113,909. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At December 31, 2019, the Company had cash on hand in the amount of $433,143. Subsequent to December 31, 2019 the Company received $153,000 from the issuance of a convertible note payable and $30,000 for subscriptions to purchase shares of common stock. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing

Basis of presentation and principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America.

In December 2018, the Company its fiscal year end from March 31 to December 31. The transition period covering the nine-month period from April 1, 2018 to December 31, 2018 is included in the accompany consolidated financial statements.

The consolidated financial statements include the accounts of Quanta Inc, and its wholly-owned subsidiary, Bioanomaly, Inc. All intercompany balances and transactions have been eliminated in consolidation.

F-7

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, allowance for doubtful accounts receivable, impairment analysis of long-term assets, valuation allowance on deferred income taxes, assumptions used in valuing stock instruments issued for services, assumptions made in valuing derivative liabilities, and the accrual of potential liabilities. Actual results may differ from these estimates.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts if deemed necessary, and payments are generally due within thirty to forty-five days of invoicing. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At December 31, 2019 and December 31, 2018, the Company did not record any allowance for uncollectible accounts.

Inventories

Inventories are stated at the lower of cost or net realizable value. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and our ability to sell the product(s) concerned. Demand for our products can fluctuate significantly. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory. At December 31, 2019 and 2018, the Company had no reserve for inventory obsolescence.

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the equipment, which is three years, using the straight-line method. Expenditures for major additions and improvements are capitalized and minor repairs and maintenance are charged to expense as incurred. When equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Management assesses the carrying value of equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the year ended December 31, 2019 and for the nine-months period ended December 31, 2018, the Company determined there were no indicators of impairment of its property and equipment.

Revenue

The Company follows the guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

Product Sales—Revenue from sales of the Company’s CBD products is recognized at the point in time when the Company’s performance obligations with the applicable customers have been satisfied. At contract inception, the Company determines if the contract is within the scope of ASC Topic 606 and then evaluates the contract using the following five steps: (1) identify the contract with the customer; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue at the point in time when the entity satisfies a performance obligation.

F-8

Revenue is recorded at the transaction price, which is the amount of consideration the Company expects to receive in exchange for transferring products to a customer. Generally, the Company’s performance obligations are transferred to the customer at a point in time, typically upon delivery of products. The Company historically has offered no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against revenue.

The Company sells its products (i) directly to customers (“DTC”) through online orders from our websites, and DTC sales at conventions and events; and (ii) through wholesalers, including physicians, pharmacies, fitness studios, grocery stores, and other organizations.

License revenue— Revenue from symbolic IP is recognized over the access period to the Company’s IP (see Note 2).

Cost of goods sold includes direct costs and fees related to the sale of our products.

Disaggregated Revenue

The composition of the Company’s net revenues recognized during the year ended December 31, 2019 and the nine-month period ended December 31, 2018, disaggregated by source and nature, are as follows:

	Year ended December 31, 2019	Nine-months ended December 31, 2018
By Sales Channel:
Direct to consumer	$443,916	$67,806
Wholesale	793,284	157,448
License Revenue	31,788	-
	$1,268,988	$225,254

By Geographic Territory:
California	$766,469	$156,974
Other states	477,139	68,280
International	25,380	-
	$1,268,988	$225,254

Leases

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standard in effect for those periods. The adoption of ASC 842 on January 1, 2019 resulted in the recognition of operating lease right-of-use assets and lease liabilities of $420,112 and did not result in a cumulative-effect adjustment to accumulated deficit (see Note 5).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton model to value the derivative instruments at inception and on subsequent valuation dates through the December 31, 2019, reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Stock Compensation

The Company issues stock options, warrants, shares of common stock, and restricted stock unit awards, as share-based compensation to employees and non-employees. The Company accounts for its share-based compensation to employees in accordance with FASB ASC 718, Compensation – Stock Compensation (Topic 718). Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

In periods through December 31, 2018, the Company accounted for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50, Equity - Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The final fair value of the share-based payment transaction is determined at the performance completion date. For interim periods, the fair value is estimated, and the percentage of completion is applied to that estimate to determine the cumulative expense recorded.

On January 1, 2019, the Company adopted ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based transactions by expanding the scope of Topic 718 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based transactions are measured by estimating the fair value of the equity instruments at the grant date, taking into consideration the probability of satisfying performance conditions. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial statements.

Advertising costs

Advertising costs are expensed as incurred. During the year ended December 31, 2019 and the nine-month period ended December 31, 2018, advertising costs totaled $103,401 and $27,529, respectively.

Research and Development Costs

Costs incurred for research and development are expensed as incurred. During the year ended December 31, 2019 and the nine-month period ended December 31, 2018, research and development costs totaled $351,670 and 207,600, respectively and include salaries, benefits, and overhead costs of personnel conducting research and development of the Company’s products.

Net Loss per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Shares used in the calculation of basic net loss per common share include vested but unissued shares underlying awards of restricted common stock. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding warrants and convertible notes are exercised and the proceeds are used to purchase common stock at the average market price during the period. Warrants and convertible notes may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants.

F-9

For the year ended December 31, 2019, the dilutive impact of stock options exercisable into 3,290,000 shares of common stock, 8,000,000 shares of restricted stock to be issued, and convertible notes payable that can convert into 889,469 shares of common stock have been excluded from calculation of weighted average shares because their impact on the loss per share is anti-dilutive. For the year ended December 31, 2019, the dilutive impact of stock warrants exercisable into 3,000,000 shares of common stock have been excluded because their impact on the loss per share is anti-dilutive.

Fair Value of Financial Instruments

The Company follows the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy was established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The Company is required to use of observable market data if such data is available without undue cost and effort.

The Company believes the carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable and accrued liabilities, and notes payable, approximate their fair values because of the short-term nature of these financial instruments

As of December 31, 2019, the Company’s balance sheet includes Level 2 liabilities comprised of the fair value of embedded derivative liabilities of $400,139 (see Note 8).

Concentrations of risks

For the year ended December 31, 2019 and the nine-month period ended December 31, 2018, no customer accounted for 10% or more of revenue. As of December 31, 2019, two customers accounted for 19% and 12% of accounts receivable, respectively, and no other customer accounted for 10% or more of accounts receivable. As of December 31, 2018, no customer accounted for more than 10% of accounts receivable.

F-10

Additionally, for the same periods, no vendor accounted for 10% or more of the Company’s cost of goods sold, or accounts payable at period-end.

The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits that are insured by the Federal Deposit Insurance Corporation, or FDIC. At times, deposits held may exceed the amount of insurance provided by the FDIC. The Company has not experienced any losses in its cash and believes it is not exposed to any significant credit risk.

Segments

The Company operates in one segment for the development and distribution of our CBD products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets, including accounts and notes receivables. The standard will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently assessing the impact of adopting this standard on the Company’s financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 2 – LICENSE AGREEMENT

Effective January 22, 2019, the Company entered into an agreement with a wholesaler for the exclusive rights to distribute the Company’s products in the state of Colorado for three years. In consideration, the Company received an up-front payment of $100,000. The Company determined that the exclusive distribution agreement was a distinct agreement for the license of symbolic IP and thus should be recognized on a straight-line basis over the three-year life of the agreement. For the year ended December 31, 2019, the Company recognized revenue related to this agreement of $31,788. For the nine month period ended December 31, 2018, no distribution fee revenue was recorded.

F-11

NOTE 3 – INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or net realizable value, and consisted of the following:

	December 31, 2019	December 31, 2018

Raw materials and packaging	$102,428	$-
Finished goods	20,091	-

	$122,519	$-

NOTE 4 - EQUIPMENT

Equipment, stated at cost, less accumulated depreciation consisted of the following:

	December 31, 2019	December 31, 2018

Machinery-technology equipment	$607,000	$347,500
Machinery-technology equipment under construction	30,000	175,000
	637,000	522,500
Less accumulated depreciation	(323,522)	(149,620)

	$313,478	$372,880

Depreciation expense for the year ended December 31, 2019 and transition period ended December 31, 2018 was $173,903 and $185,835, respectively. As of December 31, 2019, the equipment under construction is approximately 33% complete, and is expected to be completed and placed into service during the year ended December 31, 2020.

NOTE 5 - OPERATING LEASE

The Company leases its headquarters office space in Burbank, California under an operating lease that expires on July 31, 2023. At December 31, 2019, the Company did not have any other leases.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases (“ASC 842”), which requires an entity to recognize a right-of-use asset and a lease liability for certain leases. The Company adopted ASC 842 using a modified retrospective approach. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standards in effect for those periods. The adoption of ASC 842 on January 1, 2019, resulted in the recognition of operating lease right-of-use assets of $420,112 and corresponding lease liabilities of approximately the same amount. There was no cumulative-effect adjustment to accumulated deficit. As of December 31, 2019, the unamortized right of use asset was $332,980 and total lease liabilities were $337,453, of which $85,662 was current.

F-12

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

Year ended December 31, 2019
Lease Cost
Operating lease cost (included in selling, general, and administrative expense in the Company’s statement of operations)	$107,588

Other Information
Cash paid for amounts included in the measurement of lease liabilities for 2019	$98,375
Weighted average remaining lease term – operating leases (in years)	3.5
Average discount rate – operating leases	4%

The supplemental balance sheet information related to leases for the period is as follows:

At December 31, 2019
Operating leases
Long-term right-of-use assets	$332,980

Short-term operating lease liabilities	$85,662
Long-term operating lease liabilities	251,791
Total operating lease liabilities	$337,453

Maturities of the Company’s lease liabilities are as follows:

Year Ending	Operating Leases
2020	$97,625
2021	102,506
2022	107,632
2023	55,126
Total lease payments	362,889
Less: Imputed interest/present value discount	(25,436)
Present value of lease liabilities	337,453
Less current portion	(85,662)
Operating lease liabilities, long-term	$251,791

Lease expense were $107,588 and $42,040 during the year ended December 31, 2019 and the nine-month period ended December 31, 2018, respectively.

Subsequent to December 31, 2019, the Company commenced leasing a second facility in addition to its headquarters facility described above (See Note 13).

NOTE 6 – NOTES PAYABLE

	December 31, 2019	December 31, 2018

Note payable, in default, due January 13, 2019, interest at 8.3% per annum, secured by all the assets of the Company. As of the date of the financial statements, the note has not been fully paid, and the Company is in negotiations with the lender to cure this default.	$55,850	$80,000

Note payable, unsecured, due January 6, 2019, interest at 10% per year. The note was paid off in 2019.	-	100,000

Total notes payable (all current portion)	$55,850	$180,000

F-13

NOTE 7 – CONVERTIBLE NOTES PAYABLE

At December 31, 2018, there was no balance of convertible notes payable. During 2019, the Company issued two convertible promissory notes for the principal sum of $355,000, of which $326,800 was received as proceeds, and $28,200 was recorded as original issue discount (OID). During 2019, one convertible note for $73,000 was repaid. At December 31, 2019, one convertible note for $282,000 was outstanding. The outstanding note is unsecured, bears interest at 12%, and is due April 29, 2020.

At the option of the holders, the notes issued in 2019 are convertible into shares of the Company’s common stock at a price per share discount of 39% to 40% of the average market price of the Company’s common stock, as defined. As a result, the Company determined that the conversion option of the convertible notes were not considered indexed to the Company’s own stock and characterized the fair value of the conversion features as derivative liabilities upon issuance. The Company determined that upon issuance of the convertible notes in October 2019, the initial fair value of the embedded conversion features totaled $565,195 (see Note 8), of which $326,800 was recorded as debt discount offsetting the face amount of the convertible notes, and the remainder of $238,395 was recorded as private placement costs.

At December 31, 2018, there was no balance of discount on convertible notes payable. During 2019, note discount of $355,000 was recorded, made up of $28,200 OID and $326,800 of discount related to derivative liabilities. In addition, $54,990 of loan costs recorded on one convertible note (see below) are included with the discount. The discount and loan costs are amortized over the term of the related note payable. During 2019, total debt discount and loan costs amortization was $185,330, and at December 31, 2019, the unamortized debt discount and loan fee totaled $224,660.

In connection with the issuance of one convertible note with the principal balance of $282,000, the Company issued as a commitment fee 141,000 shares of its common stock (the “Non-Returnable Shares”) as well as 705,000 shares of its common stock (the “Returnable Shares”). The Company recorded the fair value of the Non-Returnable fees of $54,990 as a loan cost. The Returnable Shares are an own-share lending arrangement issued in contemplation of a debt offering and such shares will be returned to the Company if no event of default has occurred prior to April 29, 2020, the maturity date of the note. At issuance, the fair value of the share lending arrangement was determined to be immaterial. In accordance with ASC 470-20, the shares are not deemed issued until it becomes more likely than not that they will not be returned and at such point the shares should be measured at fair value and such value recognized as a financing cost. At December 31, 2019, management determined that it is probable that the Company will pay the note in full when due, and meet all other conditions in the note agreement. Accordingly, management feels that it is more likely than not that the returnable shares will be returned to the Company and therefore the 705,000 Returnable Shares have not been recorded as being issued as of December 31, 2019, nor are they included in basic net loss per share or as potentially dilutive shares in calculating the diluted net loss per share.

Note 8 – DERIVATIVE FINANCIAL INSTRUMENTS

During 2019, the Company had convertible promissory notes outstanding that are convertible into shares of common stock of the Company at the option of the holder at price per share discounts ranging from 39% to 40% of the Company’s common stock market price, as defined in the note agreements. As the ultimate determination of shares to be issued upon conversion of these notes could exceed the current number of available authorized shares, the Company determined that the conversion features of the convertible notes were not considered indexed to the Company’s own stock and characterized the fair value of the conversion features as derivative liabilities. Accordingly, the conversion features of the notes were separated from the host contracts (i.e. the notes) and characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

At December 31, 2018, there was no balance of derivative liabilities. During the year ended December 31, 2019, the Company recorded additions of $565,195 related to the conversion features of notes issued during the period (see Note 7), and a decrease in fair value of derivatives of ($19,491). In addition, the Company recorded a decrease in derivative liability of ($145,565) related to derivative liabilities that were extinguished when the related convertible note payable was paid off (see Note 7). At December 31, 2019, the balance of the derivative liabilities was $400,139.

The derivative liabilities were valued at the following dates using a probability weighted Black-Scholes-Merton model with the following assumptions:

	December 31, 2019	October 2019 (dates of inception)
Conversion feature:
Risk-free interest rate	1.77%	1.75%
Expected volatility	222%	223%
Expected life (in years)	1 year	1 year
Expected dividend yield	-	-

Fair Value:
Conversion feature	$400,139	$565,195

F-14

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The expected volatility is based on the historical volatility of the Company’s stock. The expected life of the conversion feature of the notes was based on the remaining terms of the related notes. The expected dividend yield was based on the fact that the Company has not customarily paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

NOTE 9 – INCOME TAXES

The Company had no income tax expense for the year ended December 31, 2019 and the nine-month period ended December 31, 2018. The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate:

	Year ended December 31, 2019	Nine-months ended December 31, 2018

Federal tax at statutory rate	21.0%	21.0%
State tax, net of federal benefit	7.0	7.0
Change in valuation allowance	(28.0)	(28.0)

Effective income tax rate	0.0%	0.0%

Deferred tax assets and liabilities consist of the following:

	December 31, 2019	December 31, 2018
Deferred tax assets:
Stock-based compensation	$1,039,000	$160,000
Operating lease liability	94,000	-
Derivative expenses	67,000	-
Net operating loss carryforwards	1,132,000	425,000
Gross deferred tax assets	2,332,000	585,000
Less: valuation allowance	(2,103,000)	(540,000)
Total deferred tax assets	229,000	45,000
Deferred tax liabilities:
Depreciation	90,000	45,000
Derivative gain	46,000	-
Operating lease right-of-use asset	93,000	-
Total deferred tax liabilities	229,000	45,000
Net deferred tax asset (liability)	$-	$-

F-15

The provisions of ASC Topic 740, Accounting for Income Taxes, require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. For the year ended December 31, 2019 and the nine-month period ended December 31, 2018, based on all available objective evidence, including the existence of cumulative losses, the Company determined that it was more likely than not that the net deferred tax assets were not fully realizable. Accordingly, the Company established a full valuation allowance against its net deferred tax assets. The Company intends to maintain a full valuation allowance on net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance. During the year ended December 31, 2019 and the nine-month period ended December 31, 2018, the valuation allowance increased by $1.5 million and $0.5 million, respectively.

At December 31, 2019 and 2018, the Company had available Federal and state net operating loss carryforwards (“NOL”s) to reduce future taxable income. For Federal purposes the amounts available were approximately $4.3 million and $1.6 million, respectively. For state purposes approximately $3.1 million and $1.1 was available at December 31, 2019 and 2018, respectively. The Federal carryforwards expire on various dates through 2039 and the state carryforwards expire through 2036. Due to restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the Company’s NOL may be limited as a result of changes in stock ownership. NOLs incurred subsequent to the latest change in control are not subject to the limitation.

The Company’s operations are based in California and it is subject to Federal and California state income tax. Tax years after 2015 are open to examination by United States and state tax authorities.

The Company adopted the provisions of ASC 740, which requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. ASC 740 also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. As of December 31, 2019 and December 31, 2018, no liability for unrecognized tax benefits was required to be recorded or disclosed.

NOTE 10 – STOCKHOLDERS’ EQUITY

The Company’s authorized capital consists of 125,000,000 shares, of which 100,000,000 shares are designated as shares of common stock, par value $0.001 per share, and 25,000,000 shares are designated as shares of preferred stock, par value $0.001 per share. No shares of preferred stock are currently outstanding. Shares of preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, relative, participating, options and other rights, and the qualifications, limitations, or restrictions thereof, of the preferred stock are to be determined by the Board of Directors before the issuance of any shares of preferred stock in such series.

Common stock issued for cash

During the year ended December 31, 2019 and the nine-month period ended December 31, 2018, the Company completed a private placements of shares at prices ranging from $.10 to $0.50 per share. A total of $2,926,375 was received, including $2,090,375 in 2019 for shares issued in 2019, $530,000 in 2019 for shares subscribed, and $306,000 in 2018 for shares issued in 2019.

The Company agreed to issue a total 12,011,269 shares in the private placements, of which 6,942,750 shares were issued through December 31, 2019, and 5,068,519 shares are included in shares to be issued on the accompanying financial statements.

NOTE 11 – SHARE-BASED PAYMENTS

Restricted common stock

On May 20, 2019, the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to a consultant for services (see Note 12). 1,000,000 shares vested immediately, and the balance of 7,000,000 shares will vest 625,000 shares per quarter over 2.8 years. In the event the consultants service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination are forfeited to the Company in accordance with such restricted grant agreement.

The total fair value of the 8,000,000 shares was determined to be $4,000,000 based on the price per shares of a contemporaneous private placement of the Company’s common stock on the date granted. The Company accounts for the share awards using a graded vesting attribution method over the requisite service period, as if each tranche were a separate award. During the year ended December 31, 2019, total share-based expense recognized related to vested restricted shares totaled $2,317,868. At December 31, 2019, there was $1,628,132 of unvested compensation related to these awards that will be amortized over a remaining vesting period of 2.3 years.

F-16

The following table summarizes restricted common stock activity for the year ended December 31, 2019:

	Number of shares	Fair value of shares
Non-vested shares, January 1, 2019	-	$-
Granted	8,000,000	4,000,000
Vested	(2,250,000)	(2,317,868)
Forfeited	-	-
Non-vested shares, December 31, 2019	5,750,000	$1,682,132

As of December 31, 2019, no shares have been issued and 2,250,000 vested shares are included in shares to be issued on the accompanying financial statements

Common stock issued for services

During the year ended December 31, 2019, the Company issued 212,505 shares of common stock to a consultant for services rendered. The shares were valued at $106,253 based on the price per share of a contemporaneous private placement of the Company’s common stock on the date granted and included in selling, general, and administrative expense on the accompanying financial statements.

Stock Options

During the year ended December 31, 2019, the Company issued options exercisable into 3,290,000 shares of common stock. 1,800,000 options vested immediately, and the balance of 1,490,000 options vest over various periods up to four years. The options have an exercise price of $0.23 per share, and expire in ten years. Total fair value of these options at grant date was approximately $1,179,000, which was determined using the Black-Scholes-Merton option pricing model with the following average assumption: stock price ranging from $0.23 to $0.38 per share, expected term ranging from five to seven years, volatility ranging from 213% to 218%, dividend rate of 0% and risk-free interest rate of 1.77%. During the year ended December 31, 2019, the Company recognized $711,404 of compensation expense relating to vested stock options. As of December 31, 2019, the amount of unvested compensation related to stock options was approximately $468,000 which will be recorded as an expense in future periods as the options vest.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of measurement corresponding with the expected term of the share option award; the expected term represents the weighted-average period of time that share option awards granted are expected to be outstanding giving consideration to vesting schedules and historical participant exercise behavior; the expected volatility is based upon historical volatility of the Company’s common stock; and the expected dividend yield is based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future.

A summary of stock option activity during the year ended December 31, 2019 and the nine-month period ended December 31, 2018 is as follows:

	Number of warrants	Weighted Average Exercise Price	Contractual Life in Years

Options Outstanding and Exercisable as of March 31, 2018	-	$-	-
Granted	-	$-	-
Exercised	-	-	-
Expired	-	-	-
Options Outstanding and Exercisable as of December 31, 2018	-	$-	-
Granted	3,290,000	0.23	6.0
Exercised	-	-	-
Expired	-	-	-
Options Outstanding as of December 31, 2019	3,290,000	0.23	6.0
Options Exercisable as of December 31, 2019	1,800,000	$0.23	5.8

F-17

At December 31, 2019, the aggregate intrinsic value of the stock options was $322,749.

Stock Warrants

In 2018, the Company issued warrants exercisable into 3,000,000 shares of common stock. The warrants were fully vested when issued, have an exercise price of $0.30 per share, and expire in 2022. Total fair value of these warrants at grant date was approximately $377,000, which was determined using the Black-Scholes-Merton option pricing model with the following average assumption: stock price of $0.20 per share, expected term of four years, volatility of 170%, dividend rate of 0% and risk-free interest rate of 1.76%. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of measurement corresponding with the expected term of the share option award; the expected term represents the weighted-average period of time that share option awards granted are expected to be outstanding giving consideration to vesting schedules and historical participant exercise behavior; the expected volatility is based upon historical volatility of the Company’s common stock; and the expected dividend yield is based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future. During the year ended December 31, 2019, there was a cashless exercise of all of the 3,000,000 warrants.

A summary of warrant activity during the year ended December 31, 2019 and the nine-month period ended December 31, 2018 is as follows:

	Number of warrants	Weighted Average Exercise Price	Contractual Life in Years

Warrants Outstanding and Exercisable as of March 31, 2018	-	$-	-
Granted	3,000,000	$0.30	4.00
Exercised	-	-	-
Expired	-	-	-
Warrants Outstanding and Exercisable as of December 31, 2018	3,000,000	$0.30	4.00
Granted	-	-	-
Exercised	(3,000,000)	$0.30	-
Expired	-	-	-
Warrants Outstanding and Exercisable as of December 31, 2019	-	$-	-

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The Company has an agreement with an individual in consideration of the Company’s exclusive use of patented technology developed by the individual. Pursuant to the agreement, as amended, the Company shall pay a royalty of 25% of all the net income from the sale of licensed products, as defined with a minimum royalty of $35,000 per month payable in cash or common stock of the Company. In addition, the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to the individual (see Note 11). During the year ended December 31, 2019, the Company paid $343,300 to the individual.

NOTE 13 – SUBSEQUENT EVENTS

In February 2020, the Company issued one unsecured convertible promissory note for $153,000, bearing interest at 22% per annum, and maturing in August 2020. The note is convertible at a 39% discount to the price of the Company’s common stock, as defined.

In February 2020, the Company received $30,000 for subscriptions for shares of common stock to be issued in a private placement.

On December 19, 2019, the Company entered into a non-cancelable real property lease agreement for approximately 3096 square feet of office, research, and production space in Burbank, California. The Company took possession of the space in February 2020. The lease term is for 60 months with an option to extend the term for an additional five years thereafter. The lease has with the annual fixed rental payments escalating from $7,500 to $8,441 during the original term. The aggregate total fixed rent is approximately $478,000 and will result in the recognition of an operating lease right-of-use asset of approximately $430,000 and corresponding lease liabilities of approximately the same amount. The Company also paid a security deposit of $16,883.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, have adversely affected workforces, customers, economies, and financial markets globally, likely leading to an economic downturn. It has also disrupted the normal operations of many businesses. This outbreak could decrease spending, adversely affect demand for our product and harm our business and results of operations. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business or results of operations at this time.

In March 2020, the Company issued approximately 241,000 shares of common stock with a fair value of approximately $28,000 to employees for services.

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Quanta, Inc.

11,000,000 Shares of Common Stock

Prospectus

__________, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses paid or payable by us in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except for the SEC registration fee.

Amount Paid or to be Paid
SEC registration fee	$	*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Under our bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, our board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause us to purchase and maintain insurance on behalf of any person who is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was our director or officer or any of our affiliated enterprises. We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities

The following information represents securities sold by the company since the June 6, 2018 merger and reorganization, which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

●	The disclosures regarding the June 6, 2018 merger contained in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus are incorporated by reference herein.

●	From time to time, we have issued, and may continue to issue, securities pursuant to the terms of the Quanta, Inc. 2019 Omnibus Stock Incentive Plan.

●	In September 2019, we completed a private placement of shares at a price of $0.50 per share. A total of $1,416,335 was received, including $1,110,335 received in 2019 and $306,000 received in 2018. We agreed to issue a total 2,842,690 shares.

●	In September 2019, we also received $25,000 and $75,000 for subscriptions to purchase an aggregate of 350,000 shares of its common stock in private placements at prices of $0.50 and $0.25 per share, respectively.

●	In October 2019, we issued in a private placement one unsecured convertible promissory note in the principal amount of $282,000, bearing interest at 12% per annum and maturing April 29, 2020. This note is convertible at a 40% discount to the price of our common stock. In connection with this note, we issued 846,000 shares of our common stock to the note holder, including 705,000 returnable shares and 141,000 shares as a commitment fee.

●	On November 11, 2019, we received $1,000,000 for an additional 4,000,000 shares of our common stock issued in a private placement transaction.

●	In November 2019, we received $500,000 for 5,000,000 shares of our common stock issued in a private placement transaction. On February 13, 2020, a registration statement on Form S-1 went effective registering for resell such shares.

●	On February 25, 2020, we issued in a private placement a convertible note in the principal balance of $153,000. The convertible note bears interest at a rate of 10% and matures on February 25, 2021. The holder may, at its option, convert the convertible note into shares of our common stock at a per share conversion price equal to 61% of the lowest trading price for our common stock during the 15 trading days preceding the conversion date.

●	On April 3, 2020, we issued 241,198 shares of our common stock to various employees in a private transaction as compensation for services.

●	As discussed previously in this Registration Statement, we may, from time to time, issue the Put Shares to the Reselling Stockholder pursuant to the terms of the Purchase Agreement.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description

4.1	Agreement and Plan of Merger and Reorganization, dated June 6, 2018, among Freight Solution, Inc., Bioanomaly, Inc. and Quanta Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K/A filed with the Commission on June 18, 2018).

4.2	Articles of Incorporation of Quanta, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed with the Commission on March 27, 2017).

4.3	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on February 5, 2019).

4.4	Bylaws of Quanta, Inc. (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed with the Commission on March 27, 2017).

5.1**	Opinion of Nelson Mullins Riley & Scarborough LLP

10.1	Conflict of Interest Agreement (Incorporated by reference to Exhibit 10.1 to the S-1 Registration Statement filed with the Securities and Exchange Commission on March 27, 2017).

10.2	Form of Subscription Agreement dated June 2018 (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2018).

10.3	Form of Warrant dated June 2018 (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2018).

10.4	Joint Venture Agreement by and between Quanta, Inc. and 2664431 Ontario Inc. dated as of September 5, 2018 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2018).

10.5	Exclusive License and Joint Venture Agreement dated March 23, 2017 (Incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-KT filed with the Securities and Exchange Commission on April 16, 2019).

10.6	Form of Employment Agreement, dated as of September 4, 2019, by and between Quanta, Inc. and Eric Rice (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on September 5, 2019).

10.7	Form, of Employment Agreement, dated as of September 4, 2019, by and between Quanta, Inc. and Jeffrey Doiron (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the Commission on September 5, 2019).

10.8	Form of Employment Agreement, dated as of September 4, 2019, by and between Quanta, Inc. and Blake Gillette (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the Commission on September 5, 2019).

10.9	Form of Employment Agreement, dated as of September 4, 2019, by and between Quanta, Inc. and Kirk Westwood (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed with the Commission on September 5, 2019).

10.10	Form of Securities Purchase Agreement, dated as of November 25, 2019, by and between Quanta, Inc. and the Purchasers Signatory Thereto (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on November 26, 2019).

10.11	Form of Registration Rights Agreement, dated as of November 25, 2019, by and between Quanta, Inc. and the Purchasers Signatory Thereto (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the Commission on November 26, 2019).

10.12	Ten Percent (10%) Convertible Note, dated as of November 25, 2019, issued by Quanta, Inc. in favor of Livingston Asset Management LLC (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the Commission on November 26, 2019).

10.13*	Equity Purchase Agreement, dated as of April 9, 2020, by and between Quanta, Inc. and Oscaleta Partners LLC.

10.14*	Registration Rights Agreement, dated as of April 9, 2020, by and between Quanta, Inc. and Oscaleta Partners LLC.

10.15*	Promissory Note, dated as of April 9, 2020, issued by Quanta, Inc. in favor of Oscaleta Partners LLC.

21.1*	List of subsidiaries of the Registrant

23.1*	Consent of Weinberg & Company, P.A.

23.2**	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

# Denotes a management contract or compensatory plan or arrangement.

* Filed herewith.

** To be filed by amendment.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act of 1934”) (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (“Securities Act”) each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on the 10th day of April, 2020.

QUANTA, INC.

By:	/s/ Eric Rice
Eric Rice
Chairman, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric Rice and Jeffrey Doiron, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Eric Rice	Chairman, Chief Executive Officer and	April 10, 2020
Eric Rice	Chief Financial Officer (principal executive officer and principal financial officer)

/s/ Jeffrey Doiron	President and Chief Operations Officer	April 10, 2020
Jeffrey Doiron

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